EXHIBIT 99.1

Puradyn Reports 2012 Year End Financial Results

Boynton Beach, FL - [April 1, 2013] - Puradyn Filter Technologies Incorporated (OTCQB: PFTI) today announced financial results for the year ended December 31, 2012.

Net sales decreased 4.1% in 2012 compared to 2011, or net sales of $2.57 million in 2012 compared to net sales of $2.68 million in 2011. The decrease was attributable primarily to one of our international customers slowing their demand for our product due to a reduction in their operations.

International sales decreased approximately 32.7% in 2012 compared to 2011 and domestic sales increased approximately 4.8% in 2012 compared to 2011.  Net loss in 2012 was approximately $2.23 million or ($0.05) per share, basic and diluted, as compared to a net loss of approximately $1.61 million or ($0.04) per share, basic and diluted in the previous year.

Loss from operations remained consistent at approximately $1.44 million in 2012 and 2011.  Cost of products sold, as a percentage of sales, decreased slightly to approximately 75.8% for 2012 and approximately 77.3% for 2011.

Kevin G. Kroger, President and COO, stated, “2012 was a disappointing year for us with respect to total revenue.  However, interest in our product has shown signs of new growth after a recent article in a trade publication, which, for the first time, quoted one of our largest customers, showing their annual cost savings from operations have exceeded $5 million through the use of our bypass oil filtration systems. In addition, they reduced their waste oil disposal by over 373,000 gallons, a significant reduction of their carbon footprint.

“With increased interest in the mining and commercial marine industries, as well as new interest from overseas, we remain optimistic for 2013.”

For further discussion relevant to the Company’s financial status, you can request a copy of the Company’s annual report on Form 10-K at (561) 547-9499 or go the Investors Relations section of the Company’s website at www.puradyn.com.  A copy is also available from the SEC website at www.sec.gov.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCQB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a responsible, cost-effective, and energy-conscious solution to the use of depleting resources of oil.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.  THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Puradyn Filter Technologies Incorporated
Consolidated Statements of Operations

	Year Ended December 31
	2012	2011

Net sales	$2,569,499	$2,679,446

Costs and expenses:
Cost of products sold	1,947,484	2,072,923
Salaries and wages	1,096,814	1,070,909
Selling and administrative	967,660	975,243
Total Operating Costs	4,011,958	4,119,075

Loss from operations	(1,442,459)	(1,439,629)

Other (expense) income:
Realized gain on foreign currency translation adjustment	146,255	—
Loss on note receivable	(755,350)	—
Interest income	—	153
Interest expense	(175,919)	(172,366)
Total other expense	(785,014)	(172,213)

Income taxes	—	—

Net loss	$(2,227,473)	$(1,611,842)

Basic and diluted loss per common share	$(.05)	$(.04)

Basic and diluted weighted average common shares Outstanding	47,221,186	46,547,333

See accompanying notes to consolidated financial statements in the Company’s 10-K.

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CONTACT:

Kathryn Morris

Director of Corporate Communications

(T) 561 547 9499, x 226

investor-relations@puradyn.com

http://www.puradyn.com